Putnam New Century Growth (2HW)
Actions by Trustees

On April 15, 2002 the trustees approved the merger of the Putnam New Century Growth Fund into the Putnam Voyager Fund
II.  The transaction is scheduled to occur in September
2002. It is subject to a number of conditions and there is no guarantee it will occur.